Exhibit 5





                                      August 21, 1998



Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York  11788-7000


Gentlemen:

     I have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 (the Registration Statement) to be filed under the Securities Act of 1933, as amended, in connection with the issuance of up to 500,000 shares of your Common Stock, together with associated rights, issuable pursuant to the Computer Associates 1998 Sales Compensation Plan (1998 Sales Compensation Plan) and up to 1,500,000 shares of your Common Stock, together with associated rights, issuable pursuant to the Computer Associates 1998 Employee Stock Purchase Plan (1998 Stock Purchase Plan). As such counsel, I have examined your Restated Certificate of Incorporation, your By-Laws as amended to date, the 1998 Sales Compensation Plan, the 1998 Stock Purchase Plan and such other corporate documents, minutes and records as I have deemed appropriate.

Based upon the foregoing, it is my opinion that the 2,000,000 shares issuable in the aggregate pursuant to the 1998 Sales Compensation Plan and the 1998 Stock Purchase Plan will be, upon issuance thereof in accordance with the 1998 Sales Compensation Plan and the 1998 Stock Purchase Plan, respectively, duly authorized, validly issued, and fully paid and nonassessable.

I hereby consent to the reference to me in the Registration Statement under the caption Legal Opinion and to the filing of this opinion as an exhibit to the Registration Statement.


                                 Very truly yours,


	                           /s/ Steven M. Woghin
                                 ---------------------
                                 Steve M. Woghin
                                 Senior Vice President and
                                  General Counsel